The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
Dated August 10, 2026	Registration No. 333-282565

Pricing Supplement dated [•], 2026 to the

Prospectus dated November 8, 2024 and

Prospectus Supplement dated November 8, 2024

The Bank of Nova Scotia

$

Callable Fixed Rate Notes

Due August 14, 2031 (Bail-inable Notes)

●100% repayment of principal at maturity, subject to the credit risk of the Bank	●Annual interest payments
●Callable by the Bank annually on any Issuer Call Payment Date	●Interest Rate of 5.20% per annum over the 5-year stated term of the Notes

The Callable Fixed Rate Notes due August 14, 2031 (Bail-inable Notes) (the “Notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this Pricing Supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any securities exchange or automated quotation system.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying Prospectus or Prospectus Supplement.

Any representation to the contrary is a criminal offense. The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”), the United States Federal Deposit Insurance Corporation, or any other governmental agency of Canada, the United States or any other jurisdiction.

The Notes are bail-inable debt securities (as defined in the accompanying Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying Prospectus.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. SCUSA or any of our other affiliates or agents may use the final pricing supplement to which this Preliminary Pricing Supplement (this “Pricing Supplement”) relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this Pricing Supplement relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” of the accompanying Prospectus Supplement.

Investment in the Notes involves certain risks. You should refer to “Additional Risk Factors” beginning on page P-6 of this Pricing Supplement and “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting commissions(1)(2)	Up to 0.35%	$
Proceeds to The Bank of Nova Scotia(3)	At least 99.65%	$

(1) Notwithstanding the discount received by one or more third-party broker-dealers described below, certain registered investment advisers or fee-based advisory accounts unaffiliated with the Bank may purchase Notes from a third-party broker-dealer and such third-party broker-dealer, with respect to such sales, may forgo some or all of the discount otherwise described herein.

(2) SCUSA, our affiliate, will purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount of up to $3.50 (0.35%) per Note. The total underwriting commissions and proceeds to the Bank will reflect the average of the underwriting commissions per Note, which may be variable and fluctuate depending on market conditions at the times the Bank established any hedge positions on or prior to the Trade Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

(3) Excludes potential profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest”, “Supplemental Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” herein.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Issue Date against payment in immediately available funds.

Scotia Capital (USA) Inc.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this Pricing Supplement, the accompanying Prospectus and the accompanying Prospectus Supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this Pricing Supplement.

Issuer:	The Bank of Nova Scotia (the “Issuer” or the “Bank”)
Issue:	Senior Note Program, Series B
Type of Note:	Callable Fixed Rate Notes
CUSIP/ISIN:	063941GZ5 / US063941GZ52
Aggregate Principal Amount:	$[•]
Minimum Investment:	$1,000
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Issue Price:	100% of the Principal Amount per Note
Currency:	U.S. Dollars
Trade Date:	Expected to be August 12, 2026
Original Issue Date:

Expected to be August 14, 2026 (to be set on the Trade Date and expected to be the second Business Day after the Trade Date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in two DTC settlement days (T+2), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	Expected to be August 14, 2031
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Interest Payments:	With respect to each Interest Payment Date, the Interest Payment will be calculated based on the Interest Rate and computed on the basis of the Day Count Fraction
Interest Rate:	5.20% per annum
Interest Payment Dates:

Annually, on the 14th calendar day of each August, commencing on August 14, 2027 and ending on the Maturity Date, in each case subject to the Issuer Call Provision.

For each Interest Payment Date, interest will accrue from and including the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Day Count Fraction:	30/360
Business Day Convention:

Following; Unadjusted

If any Interest Payment Date (including the Maturity Date or any Issuer Call Payment Date) is not a Business Day, any payment due on such date will be made on the first following Business Day. No additional interest will accrue as a result of any such postponement.

Issuer Call Provision:

The Notes are redeemable at our option, in whole, but not in part, on any Issuer Call Payment Date, upon notice by us to DTC through the trustee on or before the corresponding Issuer Call Notice Date, at an amount that will equal the Principal Amount of your Notes and any accrued and unpaid interest to the applicable Issuer Call Payment Date. If the Notes are called prior to the Maturity Date, the applicable Issuer Call Payment Date will be the final Interest Payment Date, meaning you will be entitled to receive only the Principal Amount of the Notes and any accrued and unpaid Interest Payment in respect of Interest Payment Dates occurring on or before the Issuer Call Payment Date. In this case, you will lose the opportunity to continue to be paid Interest Payments in respect of Interest Payment Dates that would have occurred after the Issuer Call Payment Date. In the event that a redemption (for any reason) would lead to a breach of our total loss absorbing capacity requirements, such redemption will be subject to the prior approval of the Superintendent of Financial Institutions (Canada), as described further under “Description of the Debt Securities We May Offer — Special Provisions Related to Bail-inable Debt Securities — Approval of Redemption, Repurchases and Defeasance” and “― Canadian Bank Resolution Powers — TLAC Guideline” in the accompanying Prospectus.

Issuer Call Notice Date:	10 Business Days prior to the corresponding Issuer Call Payment Date
Issuer Call Payment Dates:	Each Interest Payment Date prior to the Maturity Date, commencing with the Interest Payment Date scheduled to occur in August 2027 (“the First Call Date”)
Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Canadian Bail-in Powers:

The Notes are bail-inable debt securities (as defined in the accompanying Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying Prospectus.

Agreement with Respect to the Exercise of Canadian Bail-in Powers:

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.

Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable debt securities to the extent those bail-inable debt securities are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying Prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

Survivor’s Option:	Not Applicable
Form of Notes:	Book-entry
Calculation Agent:

Scotia Capital Inc., an affiliate of the Bank

The Calculation Agent will make all determinations regarding the amount payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to the Bank.

Record Date:	For interest due on an Interest Payment Date, the Business Day immediately preceding such Interest Payment Date
Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next Interest Payment Date, Additional Amounts with respect to the Notes. See “Payment of Additional Amounts” and “Tax Redemption” herein.

Listing:	The Notes will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes, as discussed further herein under “Use of Proceeds and Hedging”
Clearance and Settlement:	Depository Trust Company

ADDITIONAL TERMS OF YOUR NOTES

You should read this Pricing Supplement together with the Prospectus dated November 8, 2024, as supplemented by the Prospectus Supplement dated November 8, 2024, relating to our Senior Note Program, Series B, of which these Notes are a part. Capitalized terms used but not defined in this Pricing Supplement will have the meanings given to them in the accompanying Prospectus Supplement. In the event of any conflict between this Pricing Supplement and any of the foregoing, the following hierarchy will govern: first, this Pricing Supplement; second, the accompanying Prospectus Supplement; and last, the Prospectus. The Notes may vary from the terms described in the accompanying Prospectus and Prospectus Supplement in several important ways. You should read this Pricing Supplement, including the documents incorporated herein, carefully.

This Pricing Supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth herein under “Additional Risk Factors” and in “Risk Factors” in the accompanying Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this Pricing Supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement and on page 8 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement.

Risks Relating to Return and General Credit Characteristics

Your investment is subject to reinvestment risk in the event we elect to call the Notes

We have the ability to call the Notes prior to the Maturity Date, beginning on the First Call Date. In the event we decide to exercise the Issuer Call Provision, the amount of interest payable would be less than the amount of interest payable if you held the Notes until the Maturity Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk following our exercise of the Issuer Call Provision. We may choose to call the Notes early or choose not to call the Notes early, in our sole discretion. In addition, it is more likely that we will call the Notes prior to maturity if a decrease in U.S. interest rates or a significant decrease in the volatility of U.S. interest rates would result in greater interest payments on the Notes than on instruments of comparable maturity, terms and creditworthiness then trading in the market.

The Notes are subject to interest rate risk and may be more risky than an investment in notes with a shorter term

The Notes are an investment in a fixed interest rate. Instruments with fixed interest rates are generally more sensitive to market interest rate changes. The prices of long-term debt obligations generally fluctuate more than prices of short-term debt obligations as interest rates change. Generally, when market interest rates rise, the prices of debt obligations fall, and the value of a longer-term debt obligation will generally fall more quickly than that of a shorter-term debt obligation. You will not have the right to redeem the Notes early if market interest rates begin to rise, and the Interest Rate on the Notes may be less than the interest you could earn on other investments with a similar level of risk available at such time. Therefore, an increase in market interest rates will adversely affect the value of your Notes.

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Interest Payment and the return of the Principal Amount at maturity or on the Issuer Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are subject to the risk of conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates, under Canadian bank resolution powers

Under Canadian bank resolution powers, if the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of bail-inable notes such as the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates, and, in such an event, you will be obligated to accept those common shares. As a result, you should consider the risk that you may lose all or part of your investment, including the principal amount plus any accrued but unpaid interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding Notes, or common shares of the Bank or any of its affiliates into which bail-inable notes are converted, may be of little value at the time of a bail-in conversion and thereafter. You are urged to also read the discussion in the accompanying Prospectus under “Risk Factors — Risks Related to the Bank’s Debt Securities” and “Description of the Debt Securities We May Offer ― Canadian Bank Resolution Powers” for additional information.

Risks Relating to Liquidity and Secondary Market Price Considerations

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity. In particular, the price of the Notes may be impacted by the Issuer Call Provision feature of the Notes. Additionally, the Interest Rate of the Notes reflects not only our credit spread generally but also the Issuer Call Provision feature of the Notes, and thus may not reflect the rate at which a note without such feature might be issued and sold.

The foregoing factors may cause the market value of the Notes to decrease and you may receive substantially less than 100% of the Issue Price if you sell your Notes prior to maturity.

The inclusion of dealer spread and projected profit from hedging in the issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the Issue Price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the Issue Price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA, if they choose to make a market in the Notes, is willing to purchase the Notes from you. If at any time SCUSA or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

The Calculation Agent will, among other things, determine the amount of your payment for any Interest Payment Date on the Notes. Our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. For additional information as to the Calculation Agent’s role, see “Summary—Calculation Agent” herein. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration the Bank’s ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.

We, our subsidiaries or affiliates may publish research that could affect the market value of the Notes; we also expect to hedge our obligations under the Notes

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, we or one or more affiliates expect to hedge our obligations under the Notes and may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.

Risks Relating to Canadian and U.S. Federal Income Taxation

Significant aspects of the tax treatment of the Notes may be uncertain

The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisors about your tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Material Canadian Income Tax Consequences”. If you are not a Non-resident Holder (as that term is defined under

“Material Canadian Income Tax Consequences” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, will purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount per Principal Amount of the Notes indicated on the cover hereof. The total underwriting commissions and proceeds to the Bank will reflect the average of the underwriting commissions per Note, which may be variable and fluctuate depending on market conditions at the times the Bank established any hedge positions on or prior to the Trade Date. The Notes will be offered to the public at the price to public specified on the cover hereof, provided that certain registered investment advisers or fee-based advisory accounts unaffiliated with the Bank may purchase Notes from a third-party broker-dealer and such third-party broker-dealer, with respect to such sales, may forgo some or all of the discount otherwise described herein.

In addition, SCUSA or another of its affiliates or agents may use the accompanying Prospectus and Prospectus Supplement to which this Pricing Supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Additional Risk Factors — Risks Relating to Liquidity and Secondary Market Price Considerations” herein and the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

Because SCUSA is an affiliate of the Bank, SCUSA has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

PAYMENT OF ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future tax, levies, imposts, duties, assessment or other governmental charges (including penalties, interest and other liabilities related thereto) imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax (hereinafter “Canadian taxes”), unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of Canadian taxes from any payment made under or in respect of the Notes, we will pay to each holder of such Notes as additional interest, such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required, except as described below.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of the beneficial owner thereof:

(i)with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or which is entitled to the payment in respect of a debt or other obligation to pay an amount to a person with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)which is a “specified shareholder” of the Bank, or which does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of the Bank as defined in subsection 18(5) of the Income Tax Act (Canada);

(iii)which is an entity in respect of which the Bank is a “specified entity” as defined in subsection 18.4(1) of the Income Tax Act (Canada);

(iv)which is subject to such Canadian taxes by reason of the holder or beneficial owner being a resident domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection presently or formerly with Canada or any province or territory thereof otherwise than the mere holding of Notes or the receipt of payments thereunder;

(v)which is subject to such Canadian taxes by reason of the holder’s or beneficial owner’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the trustees and the holders of such Notes then outstanding of any change in such requirements);

(vi)with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

(vii)which is subject to such Canadian taxes by reason of the legal nature of the holder or beneficial owner disentitling such holder or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian taxes as to which Additional Amounts would have otherwise been payable to the holder;

(viii)which failed to duly and timely comply with a timely request by us to provide information, documents, certification or other evidence concerning the holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(ix)which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

(x)which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)the due date for payment thereof, or

(b)if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the Indenture; or

(xi)who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

In addition, no Additional Amounts will be payable on account of:

(xii)any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Bank or the Paying Agent from the payment;

(xiii)any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(xiv)any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986; or

(xv)any combination of any of the foregoing exceptions.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any Canadian tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction in respect of taxes and remit the full amount deducted or withheld to the relevant Canadian authority in accordance with applicable law. We will furnish to the trustee, within 60 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount (excluding any Additional Amounts that have previously been paid by the Bank with respect thereto) of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any taxes on such holder’s net income or capital.

In any event, no Additional Amounts or indemnity amounts will be payable under the provisions described above in respect of any Note in excess of the Additional Amounts and the indemnity amounts which would be required if, at all relevant times, the holder of such Note were a resident of the United States for purposes of and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts and indemnity amounts discussed in the preceding sentence, the Additional Amounts or indemnity amounts received by certain holders of Notes may be less than the amount of Canadian taxes withheld or deducted or the amount of Canadian taxes (and related amounts) levied or imposed giving rise to the obligation to pay the indemnity amounts, as the case may be, and, accordingly, the net amount received by such holders of the Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes or had such Canadian taxes (and related amounts) not been levied or imposed.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

●as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the Trade Date, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority;

●as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; or

●on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustee a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as beneficial owner, Notes, including entitlements to all payments thereunder, pursuant to this document, or shares of the Bank or an affiliate of the Bank on any Notes subject to a bail-in conversion (“Common Shares”), and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada; deals at arm’s length with the Bank, any issuer of Common Shares, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; does not use or hold the Notes in a business carried on in Canada; is not a “specified shareholder” and is not a person who does not deal at arm’s length with a “specified shareholder” (as defined for purposes of subsection 18(5) of the Act) of the Bank; is not an entity in respect of which the Bank is a “specified entity” as defined in the Act and is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the Notes should consult their tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of the Notes or Common Shares not denominated in Canadian dollars must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the relevant exchange rate.

Notes

No Canadian withholding tax will apply to interest or principal paid or credited to a Non-Resident Holder by the Bank or to proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, bail-in conversion, repurchase or purchase for cancellation.

No other tax on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

Common Shares

Dividends paid or credited, or deemed under the Act to be paid or credited, on Common Shares of the Bank or of any affiliate of the Bank that is a Canadian resident corporation to a Non-Resident Holder will generally be subject to Canadian non-resident withholding tax at the rate of 25% on the gross amount of such dividends unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder.

A Non-Resident Holder will not be subject to tax under the Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share unless the Common Share is or is deemed to be “taxable Canadian property” of the Non-Resident Holder for the purposes of the Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Notes. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that is:

●an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes;

●a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

●an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

●a nonresident alien individual for federal income tax purposes;

●a foreign corporation for federal income tax purposes; or

●an estate or trust whose income is not subject to federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This discussion is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not address the tax consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code and does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This discussion also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder of Notes, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering a purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Treatment of the Notes

While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable debt securities such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that the Notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity for U.S. federal income tax purposes. Nevertheless, treatment of the Notes as equity for U.S. federal income tax purposes should not result in inclusions of income with respect to the Notes that are materially different from those if the Notes are treated as indebtedness. If the Notes were treated as equity, it is unlikely that Interest Payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividend income” for U.S. federal income tax purposes and, if such dividends were not treated as qualified dividend income, amounts treated as dividends would be taxed at ordinary income tax rates. You should consult with your tax advisors regarding the appropriate characterization of the Notes for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated as described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this Pricing Supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Tax Treatment of U.S. Holders

Interest. Interest income generally will be taxable to U.S. Holders at the time it is received or accrued in accordance with their regular method of tax accounting.

Sale, Exchange, or Maturity. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.

Tax on Net Investment Income

U.S. Holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. Holders should consult their tax advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. Holders are urged to consult their tax advisors as to the application of this reporting obligation to their ownership of the Notes.

Tax Treatment of Non-U.S. Holders

In general and subject to the discussion below, Non-U.S. Holders should generally not be subject to U.S. federal income or withholding tax with respect to payments on their Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on their Notes if they comply with certain certification and identification requirements as to their non-U.S. status, including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized by a Non-U.S. Holder from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S., (ii) the Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder has certain other present or former connections with the U.S.

Backup Withholding and Information Reporting

Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.

A Non-U.S. Holder that provides the applicable paying agent with a correct, complete, and accurate executed IRS Form W-8, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to IRS information reporting requirements and U.S. backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

You should consult your tax advisor as to the federal, state, local and other tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying Prospectus Supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect, but are not required, to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments prior to or on the Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We or our affiliates may close out our or their hedge on or before the Maturity Date.

The hedging activity discussed above may adversely affect the market value of the Notes. See “Additional Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” and “Supplemental Plan of Distribution (Conflicts of Interest)” herein for a discussion of these adverse effects.